Exhibit 13








                Audited Financial Statements
                 and Supplemental Schedules

                 Morrison Health Care, Inc.
                    Salary Deferral Plan

                Year ended December 31, 1997
                 and as of December 31, 1996
             with Report of Independent Auditors

                 Morrison Health Care, Inc.
                    Salary Deferral Plan

   Audited Financial Statements and Supplemental Schedules


  Year ended December 31, 1997 and as of December 31, 1996




                          Contents

Report of Independent Auditors.......................     1

Audited Financial Statements

Statements of Net Assets Available for Benefits......     2

Statement of Changes in Net Assets
 Available for Benefits..............................     3

Notes to Financial Statements........................     4


Supplemental Schedules

Item 27a  Assets Held for Investment Purposes........     16

Item 27d  Reportable Transactions....................     17

               Report of Independent Auditors

Compensation Committee
Morrison Health Care, Inc.
Morrison Health Care, Inc. Salary Deferral Plan

We have audited the accompanying statements of net assets available for benefits of the Morrison Health Care, Inc. Salary Deferral Plan (the "Plan") as of December 31, 1997 and 1996, and the related statement of changes in net assets available for benefits for the year ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1997 and 1996, and the changes in its net assets available for benefits for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1997 and reportable transactions for the year then ended, are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                      /s/ Ernst & Young LLP


Atlanta, Georgia
June 26, 1998

                   Morrison Health Care, Inc.
                      Salary Deferral Plan

         Statements of Net Assets Available for Benefits

                                                            December 31,
                                                        1997            1996
                                                    ----------------------------
Assets
Investments, at fair value (Note 3 and Note 6):
Morrison Health Care, Inc. common stock............ $ 3,375,152     $ 1,686,248
Unallocated ESOP shares of Morrison Health Care,
  Inc. common stock................................   4,755,749               -
Stable Value Fund..................................     962,034               -
Merrill Lynch Federal Securities Fund..............   3,639,393               -
Merrill Lynch Growth Fund..........................   1,188,469               -
AIM Constellation Fund.............................   1,197,400               -
Merrill Lynch Equity Index Fund....................   1,332,430               -
Templeton Foreign Fund.............................   1,198,806               -
Morrison Restaurants Inc. common stock.............           -         134,844
Ruby Tuesday, Inc. common stock....................           -       1,364,578
AmSouth Prime Obligation Fund......................           -         234,440
Delaware Group Value Fund..........................           -       1,527,817
Templeton Growth Fund..............................           -       1,459,370
New York Life Insurance Company Guaranteed
  Investment Contracts.............................     994,934               -
Protective Life Insurance Company Guaranteed
  Investment Contract..............................     328,134               -
Transamerica Occidental Life Insurance Company
  Guaranteed Investment Contract...................     466,815               -
Guaranteed investment contracts with insurance
  companies, at contract value.....................           -       3,272,517
Phoenix Fund.......................................           -       1,433,056
                                                    ----------------------------
Total investments..................................  19,439,316      11,128,870

Receivable from related plan (Note 1)..............           -       1,113,000

Contributions receivable:
   Participants....................................     130,114         100,568
   Employer (unallocated in 1997)..................      39,040          20,660
                                                    ----------------------------
                                                        169,154         121,228
Dividends and interest receivable..................           -           1,708

Cash...............................................      77,482          12,080
                                                    ----------------------------
Total Assets.......................................  19,685,952      12,360,886

Liabilities
ESOP note payable (Note 7).........................   3,433,246               -
                                                    ----------------------------
Net assets available for benefits.................. $16,252,706     $12,360,886
                                                    ============================

See accompanying notes.

                   Morrison Health Care, Inc.
                      Salary Deferral Plan

    Statement of Changes in Net Assets Available for Benefits

                  Year ended December 31, 1997


                                              Allocated     Unallocated          Total
                                            ------------------------------------------
Additions to net assets attributable to:

Interest and dividend income..............  $   644,718      $        -    $   644,718

Contributions:
Participants..............................    1,627,696               -      1,627,696
Employer..................................       36,933         301,907        338,840
                                            ------------------------------------------
                                              1,664,629         301,907      1,966,536
                                            ------------------------------------------
Total additions...........................    2,309,347         301,907      2,611,254

Deductions from net assets attributable to:
Distributions to participants.............    1,560,776               -      1,560,776
Administrative expenses...................      187,067               -        187,067
ESOP interest expense.....................            -          96,589         96,589
                                            ------------------------------------------
Total deductions..........................    1,747,843          96,589      1,844,432

Net realized and unrealized appreciation
  in fair value of investments............    1,745,819       1,353,264      3,099,083
Allocation of 16,715 shares of Morrison
  Health Care, Inc. common stock,
  at market...............................      236,079        (236,079)             -
Net transfers from related plans..........       25,915               -         25,915
                                            ------------------------------------------
Net increase in net assets available
  for benefits............................    2,569,317       1,322,503      3,891,820

Net assets available for benefits:
  Beginning of year.......................   12,360,886               -     12,360,886
                                            ------------------------------------------
  End of year.............................  $14,930,203      $1,322,503    $16,252,706
                                            ==========================================

See accompanying notes.

                 Morrison Health Care, Inc.
                    Salary Deferral Plan

                Notes to Financial Statements

                      December 31, 1997

1. Description of the Plan

The Morrison Health Care, Inc. Salary Deferral Plan (the "Plan") is a defined contribution plan and is sponsored by Morrison Health Care, Inc. (the "Company"). The Plan covers all employees who have attained the age of 21 and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The following description of the Plan provides only general information.
Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.

General

The Plan was established March 7, 1996 as a result of the Company's spin-off from Morrison Restaurants Inc. (now named Ruby Tuesday, Inc.) to provide additional incentive and retirement security for eligible employees of the Company. In connection with the establishment of the Plan, assets totalling approximately $10,545,000 were transferred from the Morrison Restaurants Inc. Salary Deferral Plan. In addition, in connection with establishing the trust of the
Plan,  certain  of  the  Plan's assets were  transferred  to  the trust of the Morrison Fresh Cooking, Inc. Salary Deferral Plan ("MFC Plan"). These assets plus investment income thereon totaled approximately $1,113,000 at December 31, 1996. Subsequent to December 31, 1996 the MFC Plan transferred such assets to the Plan.

Effective February 28, 1997, a component of the Plan operates a leveraged employee stock ownership plan ("ESOP") and is designed to comply with section 4975(e)(7) and the related regulations thereunder of the Internal Revenue Code of 1986, as amended ("the Code").

Effective  October  1,  1997,  the  Plan  changed  custodian  and recordkeeper  from  AmSouth  Bank of Alabama  to  Merrill  Lynch,
Pierce,  Fenner  &  Smith  Incorporated,  as  recordkeeper,   and
Merrill Lynch Trust Company, as trustee.

                  Morrison Health Care, Inc.
                     Salary Deferral Plan

          Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Contributions

Under   the   Plan,  participants  may  contribute   on   a   tax
deferred basis amounts ranging from between 2% and 10% of their compensation (not to exceed $9,500 for 1997 and 1996). Participants contributing a tax-deferred contribution of at least 2% may elect to make after-tax contributions up to 10% of their annual earnings.

The Company matches 20% of contributions from participants with three to nine years of service, 30% of contributions from participants with ten to nineteen years of service and 40% of contributions from participants with twenty or more years of service. Matching contributions are made to the fund and are invested entirely in Company stock. All contributions are remitted to the Plan monthly.

The Plan is administered by the Compensation Committee (the "Committee") appointed by the Board of Directors of the Plan sponsor. The duties of the Committee include interpretation of the Plan agreement, determination of benefits due participants, and authorization of disbursements from the net assets available for plan benefits.

Participant Accounts

Each participant's account is credited, as appropriate, with the participant's contribution, the Company's matching contributions and allocations of investment earnings and losses. Investment results are allocated to participant's accounts based upon relative balances of the individual accounts on the valuation date as defined by the Plan.

Vesting

Participants  or  their  beneficiaries  are  immediately   vested
in   the   value   of  their  contributions,  employer   matching
contributions, plus actual earnings thereon.

Distributions to Participants

Upon    his   or   her   retirement,   termination,   death    or
disability,  as  defined  by  the  Plan,  a  participant  or  his
/her   beneficiary   may   elect   to   receive   a   lump    sum
distribution.

                  Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)

1. Description of the Plan (continued)

Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination (or permanent discontinuance of contributions to the Plan), the Plan's assets are distributable to the participants or their beneficiaries based on the respective values of their accounts.

Administrative Costs

The Company pays any administrative costs of the Plan not paid from Plan assets.


2. Significant Accounting Policies

Basis of Presentation

The   accompanying  financial  statements   of   the   Plan   are
presented on the accrual basis of accounting.

Reclassifications

Certain amounts in the prior year have been reclassified to conform with the current year presentation.

Valuation of Investments

Investments  in  mutual  funds are stated  at  fair  value  based on quoted redemption values on the last business day of the plan year. Morrison Health Care, Inc, Morrison Restaurants Inc. (formerly Morrison Fresh Cooking, Inc.), and Ruby Tuesday, Inc. (collectively "the Morrison Companies") common stock are traded on the New York Stock Exchange and are valued at the closing sales price on the last business day of the plan year. Fair values for investments in collective trust funds are valued by the trustee based upon the quoted market values of the underlying investments on the last business day of the plan year. Guaranteed investment contracts are stated at the contract value, which approximates fair value, as determined by the insurance companies. Contract value represents contributions made under the contracts, plus interest at the contract rates, less funds used to pay benefits and the insurance companies' administrative expenses.

                  Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)

2.   Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Concentration of Credit Risk

Financial investments that potentially subject the Plan to significant concentrations of credit risk consist primarily of guaranteed investment contracts. The guaranteed investment contracts are held by various insurance companies in their general assets, whereby funds are deposited and earn a rate of return based on a contract rate. Accordingly, the redemptions of the guaranteed investment contracts are subject to the financial stability of the applicable insurance companies.

3. Investments

The Plan's investments are held by a trust fund administered by Merrill Lynch, the Plan's trustee and recordkeeper, except for the guaranteed investment contracts with insurance companies (see Note 6) and the investments in mutual funds, which are held by the funds themselves.

Participants  have  the  option of  allocating  their  individual accounts between four separate investment funds maintained by the trustee of the Plan. Prior to October 1, 1997, participants had four investment options with AmSouth Bank of Alabama. Effective October 1, 1997 the investment options available to participants changed to similar options
with  Merrill  Lynch.   A  general  description  of  the  four
investment  options  available  to  participants  is  as follows:

Fixed Income Fund

This  fund  invests  in  guaranteed  investment  contracts,   the
Morrison Stable Value Fund, and the Merrill Lynch Federal Securities Fund. The primary objective of this fund is to provide current income. This fund invests in substantially all areas of the fixed income instrument marketplace, including corporate and government bonds within and outside

                  Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)

3.   Investments (continued)

Fixed Income Fund (continued)

the   United  States.   This  fund  holds  guaranteed  investment
contracts previously purchased by the Plan, however, no new monies will be invested in these contracts.

Equity Fund

This fund invests in the AIM Constellation Fund, the Merrill Lynch Growth Fund, the Merrill Lynch Equity Fund and the Templeton Foreign Fund. The primary objective of this fund is capital appreciation. The AIM Constellation Fund primarily invests in domestic common stocks. The Merrill Lynch Growth Fund invests in diversified growth company common stocks. The Merrill Lynch Equity Fund invests in companies in the Standard and Poor's 500 Index and the Templeton Foreign Fund invests in US Treasury notes and common stocks of companies based in Europe, Australia, and Hong Kong.

Money Market Fund

This   fund  invests  primarily  in  short-term  U.S.  government
securities.    The  primary  objective  of  this   fund   is   to
provide current income with relative stability of principal.

Stock Fund

The Morrison Health Care, Inc. Stock Fund invests in the common stock of Morrison Health Care, Inc.

Fund Options Available Prior to October 1, 1997

The   following  investment  options  were  available  prior   to
October 1, 1997:

     Fixed  Income  Fund  -  This  fund  invested  primarily   in
     guaranteed   investment  contracts  and  the  Phoenix   Duff
     and Phelps Multi Sector Fixed Income Fund (the "Phoenix Fund"). The primary objective of this fund was to provide current income.

     Equity Fund - This fund invested partly in the Templeton Growth Fund and partly in the Delaware Group Value Fund. The primary objective of this fund was capital appreciation. The Templeton Growth fund invested in securities issued by companies and governments both within and outside the United States. The

                  Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)

3. Investments (continued)

     Delaware Value fund invested in small to medium-sized companies that were believed to be undervalued.

     Money  Market  Fund  -  This  fund  invested  primarily   in
     short-term   U.S.   government  securities.    The   primary
     objective of this fund was to provide current income with relative stability of principal.

     Stock   Funds   -  These   funds   were  invested   in   the
     Morrison   Restaurants  Inc.  Stock  Fund   and   the   Ruby
     Tuesday Stock Fund.

When Morrison Health Care, Inc. was spun-off from Morrison Restaurants Inc. (now named Ruby Tuesday, Inc.), the resulting distribution created two additional funds under the Plan: the Ruby Tuesday Stock Fund and the Morrison Fresh Cooking Stock Fund (now named Morrison Restaurants Inc.), (collectively, the "Morrison Funds"). The Morrison Funds held shares which were acquired by Morrison Restaurant Inc. shareholders (excluding shares in the Company's common stock) as a result of the spin-off. No future contributions were allowed to be made to the Morrison Funds.

The Morrison Restaurants Inc. Stock Fund was invested in the common stock of Morrison Restaurants Inc. (formerly Morrison
Fresh Cooking, Inc.). The Ruby Tuesday, Inc. Stock Fund was invested in the common stock of Ruby Tuesday, Inc.

Participants   may  change  their  investment  options   at   any
time.

                  Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)

3. Investments (continued)

The   Plan's  investments  (including  investments  bought,  sold
and   held  during  the  period)  appreciated  (depreciated)   in
value by $3,099,083 during the year ended December 31, 1997, as shown below.


Morrison Health Care, Inc. common stock.........  $  637,929
Unallocated ESOP shares of Morrison Health
  Care, Inc. common stock.......................   1,397,001
Merrill Lynch Federal Securities Fund...........       7,577
Merrill Lynch Growth Fund.......................    (201,542)
AIM Constellation Fund..........................    (195,260)
Merrill Lynch Equity Index Fund.................      24,592
Templeton Foreign Fund..........................    (232,882)
Phoenix Fund....................................     369,852
Morrison Restaurants Inc. common stock..........      (3,184)
Ruby Tuesday, Inc. common stock.................     379,444
Delaware Group Value Fund.......................     562,727
Templeton Growth Fund...........................     366,341
Guaranteed investment contracts with
  insurance companies...........................     (13,512)
                                                 ------------
Net realized and unrealized appreciation
  in fair value of investments..................  $3,099,083
                                                 ============

4. Income Tax Status

Internal Revenue Service (IRS) ruled on December 19, 1997, that the Plan qualifies under Section 401(a) of the Code, and therefore, the related trust is not subject to tax under present income tax law. The Plan has been amended since receiving the determination letter. The Plan is required to operate in conformity with the Code to maintain its qualification. The Plan administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's pending qualified status.

5. Transactions with Parties-in-Interest

The Plan held 406,545 shares of Morrison Health Care, Inc. common stock valued at $8,130,901 at December 31, 1997.
During 1997, the Plan received $206,170 in dividends on Morrison Health Care, Inc. common stock. The Plan also had investments in Morrison Restaurants Inc. common stock and Ruby Tuesday, Inc. common stock. During

                  Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)

5. Transactions with Parties-in-Interest (continued)

1997, the Plan received $6,597 in dividend income from its investment in Morrison Restaurants Inc. common stock; no dividends were received from Ruby Tuesday, Inc. in 1997.

Certain Plan investments are units of participation in collective trust funds maintained by the trustee.

6.   Guaranteed Investments Contracts

At  December  31,  1997  and 1996 the  Plan  had  guaranteed investment contracts with several insurance companies. Deposits made under these contracts earn interest at guaranteed rates between 7.7% and 7.1%. The contracts have various terms relating to the allowance of withdrawals. Each contains provisions for investment loss (surrender) charges which the Plan would have to pay in the event of early withdrawal prior to the maturity date. The contract values of the individual investments which comprised the total of the guaranteed investment contracts at December 31, 1996 were as follows:

Ohio National Life..............................  $  365,191
Principal Mutual Life...........................     441,695
Life Insurance Co of Virginia...................     257,070
New York Life Insurance.........................     746,782
Hartford Life Insurance Co of Virginia..........     373,805
State Mutual Life...............................     369,029
Protective Life Insurance.......................     368,168
Transamerica....................................     350,777
                                                  ----------
Total...........................................  $3,272,517
                                                  ==========

The average yield on the contracts for the plan period ended December 31, 1997 and 1996 was 6.7% and 7.3%, respectively. The fair values of the contracts are determined using the sum of the present values of each of the contract's projected cash flows discounted at the year end interest rates based on the current yields of similar investments with comparable duration. Fair values approximate the contract values.

7. ESOP Fund and Note Payable

On February 28, 1997, and in connection with a private letter ruling from the IRS concerning the tax-free reorganization of Morrison Restaurants Inc., the Plan, in conjunction with the Company, created an employee stock ownership feature for the Plan,

                  Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)

7. ESOP Fund and Note Payable (continued)

which is herein referred to as the "ESOP". In connection with the ESOP's formation, the Company issued 254,502 shares of its common stock with a fair market value of $14.125 per share to the Plan in exchange for a 10-year note with a principal amount of $3,594,841 executed by the Plan's trustee. These shares, together with those already held by the Plan, increased the Plan's level of ownership to 3%.
The  note  bears  interest at 5.47%  and  provides  for  the scheduled principal payments totaling $467,520 in each of the next ten years. The Plan uses employer matching contributions and dividends received to make loan payments. As the Plan repays the loan, shares are released from the unallocated ESOP account and are allocated to the participant's stock fund account based on a ratio of principal paid to the total remaining loan balance prior to the payment. The loan is collateralized by the unallocated shares of the Company's stock. Accordingly, the financial statements of the Plan for 1997 present separately the assets and liabilities and changes therein pertaining to shares of Company stock allocated to participant accounts and the shares of Company stock that are unallocated.

Although participants do not have any investment discretion regarding the ESOP Fund portions of their account balances, each participant is entitled to exercise voting rights attributable to shares on Company stock allocated to his/her account and is notified before such rights are to be exercised. The trustee votes any unallocated shares and any allocated shares for which it does not receive voting directions.

8. Differences Between Financial Statements and Form 5500

The following is a reconciliation of the net assets available for benefits per the financial statements to the Form 5500:


                                         December 31, 1996
                                        -------------------
Net assets available for benefits
  per the financial statements.........       $12,360,886

Receivable from related plan...........        (1,113,000)
Employee contributions receivable......          (100,568)
Employer contribution receivable.......           (20,660)
Other, net.............................           (17,517)
                                        -------------------
Net assets available for benefits
  per the Form 5500....................       $11,109,141
                                        ===================

                  Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)

9.   Year 2000 Issue (Unaudited)

The Plan Sponsor has developed a plan to modify its internal information technology to be ready for the year 2000 and has begun converting critical data processing systems. The project also determines whether third party service providers have reasonable plans in place to become year 2000 compliant. The Plan Sponsor currently expects the project to be substantially complete by early 1999. The Plan Sponsor does not expect this project to have a significant effect on plan operations.

                  Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)

10. Investment Programs

Changes in net assets for the year ended December 31, 1997 were allocated to the separate investment programs as follows:

                                     AmSouth                  AmSouth
                                     Fixed       AmSouth      Money         AmSouth
                                     Income      Equity       Market        Stock
                                     Fund        Fund         Fund          Fund         Total
                                     ----------------------------------------------------------------
Additions:
  Interest and dividend income...... $ 100,512   $    2,064   $    14,337   $   76,469   $   193,382

Contributions:
  Employee..........................    85,342      241,768       500,840      212,525     1,040,475
  Employer..........................         -            -             -      146,162       146,162
                                     ----------------------------------------------------------------
Total additions.....................   185,854      243,832       515,177      435,156     1,380,019

Deductions and Transfers:
  Distributions to participants.....  (758,215)    (162,008)     (346,389)    (287,583)   (1,554,195)
  Administrative expenses...........   (65,393)     (45,306)      (13,009)     (63,359)     (187,067)
  Transfer (to)/from related plan...    24,212            -          (844)       2,547        25,915
  Fund transfers, net...............  (369,878)   1,810,030      (264,898)  (1,175,254)            -

Transfer (to)/from successor
  trustee...........................(5,231,191)  (5,835,274)     (107,098)  (2,286,582)  (13,460,145)

ESOP loan interest expense..........         -            -             -      (96,589)      (96,589)

Net realized and unrealized
  appreciation in fair value of
  investments.......................   356,341      929,068             -      245,767     1,531,176
                                    -----------------------------------------------------------------
Total net deductions and transfers..(6,044,124)  (3,303,490)     (732,238)  (3,661,053)  (13,740,905)
                                    -----------------------------------------------------------------
Net (decrease)......................(5,858,270)  (3,059,658)     (217,061)  (3,225,897)  (12,360,886)

Net assets available for
  benefits at beginning of period... 5,858,270    3,059,658       217,061    3,225,897    12,360,886
                                    -----------------------------------------------------------------
Net assets available for
  benefits at end of period.........$        -   $        -     $       -   $        -   $         -
                                    ==================================================================

                  Morrison Health Care, Inc.
                    Salary Deferral Plan

          Notes to Financial Statements (continued)

10. Investment Programs (continued)

                                     Merrill                  Merrill
                                     Lynch       Merrill      Lynch         Merrill
                                     Fixed       Lynch        Money         Lynch
                                     Income      Equity       Market        Stock
                                     Fund        Fund         Fund          Fund         Total
                                    ------------------------------------------------------------------
Additions:
  Interest and dividend income...... $  126,301  $  293,083   $       -     $   31,952    $   451,336

Contributions:
  Employee..........................    167,841     320,483        (192)        99,089        587,221
  Employer..........................          -           -      76,387        116,291        192,678
                                    ------------------------------------------------------------------
Total additions.....................    294,142     613,566      76,195        247,332      1,231,235

Deductions and Transfers:
  Distributions to participants.....        (10)          -      (6,571)             -         (6,581)
  Fund transfers, net...............    895,572    (861,181)    (99,240)        64,849              -

Transfer from predecessor
  trustee...........................  5,231,191   5,835,274     107,098      2,286,582     13,460,145

Net realized and unrealized
  appreciation (depreciation)
  in fair value of investments......      7,577    (605,092)          -      2,165,422      1,567,907
                                    ------------------------------------------------------------------
Total net deductions and transfers..  6,134,330   4,369,001       1,287      4,516,853     15,021,471
                                    ------------------------------------------------------------------
Net increase........................  6,428,472   4,982,567      77,482      4,764,185     16,252,706

Net assets available for
  benefits at beginning of period...          -           -           -              -              -
                                    -------------------------------------------------------------------
Net assets available for
  benefits at end of period......... $6,428,472  $4,982,567     $77,482     $4,764,185    $16,252,706
                                    ===================================================================

SUPPLEMENTAL SCHEDULES

                   Morrison Health Care, Inc.
                      Salary Deferral Plan

         Line 27a - Assets Held For Investment Purposes

                        December 31, 1997


Identity of Issue, Borrower,          Description of                                Current
  Lessor or Similar Party              Investments                 Cost              Value
-----------------------------      ----------------------      ------------       ------------
Morrison Health Care, Inc.*         168,758 common shares       $ 2,866,411        $ 3,375,152

Unallocated ESOP shares of
  Morrison Health Care, Inc.*       237,787 common shares         3,358,741          4,755,749

Stable Value Fund                   962,034 units                   962,034            962,034

Merrill Lynch Federal
  Securities Fund                   373,271 units                 3,631,816          3,639,393

Merrill Lynch Growth Fund            41,482 units                 1,390,011          1,188,469

AIM Constellation Fund               45,390 units                 1,392,660          1,197,400

Merrill Lynch Equity
 Index Trust Fund                    20,381 units                 1,307,838          1,332,430

Templeton Foreign Fund              120,483 units                 1,431,688          1,198,806

New York Life Insurance             Guaranteed
  Company                           investment contracts
                                    with insurance company          994,934            994,934

Protective Life Insurance           Guaranteed
Company                             investment contract
                                    with insurance
                                    company                         328,134            328,134

Transamerica Occidental Life        Guaranteed
  Insurance Company                 investment contract
                                    with insurance
                                    company                         466,815            466,815
                                                               ------------       ------------
Total Investments.............................................. $18,131,082        $19,439,316
                                                               ============       ============

* Indicates a party-in-interest to the Plan.

                           Morrison Health Care, Inc.
                              Salary Deferral Plan

                       Item 27d - Reportable Transactions

                          Year ended December 31, 1997

                                                                             Current
                                                                            Value on
                                  Purchase      Selling        Cost of     Transaction     Net Gain
     Description of Assets         Price         Price          Asset         Date           (Loss)
---------------------------------------------------------------------------------------------------
Category (i) Individual transactions in excess of 5 percent of the current value of total plan assets.

AIM Equity Constellation Fund     $1,243,487    $        -     $1,243,487  $1,243,487     $      -
AmSouth Prime Obligation Fund      5,154,458             -      5,154,458   5,154,458            -
AmSouth Prime Obligation Fund              -     2,580,919      2,580,919   2,580,919            -
AmSouth Prime Obligation Fund              -     2,573,539      2,573,539   2,573,539            -
AmSouth Prime Obligation Fund      4,695,413             -      4,695,413   4,695,413            -
AmSouth Prime Obligation Fund              -     2,351,236      2,351,236   2,351,236            -
AmSouth Prime Obligation Fund              -     2,344,180      2,344,180   2,344,180            -
AmSouth Prime Obligation Fund      7,061,936             -      7,061,936   7,061,936            -
AmSouth Prime Obligation Fund        652,578             -        652,578     652,578            -
AmSouth Prime Obligation Fund        650,800             -        650,800     650,800            -
AmSouth Prime Obligation Fund      1,833,536             -      1,833,536   1,833,536            -
AmSouth Prime Obligation Fund        919,287             -        919,287     919,287            -

                           Morrison Health Care, Inc.
                              Salary Deferral Plan

                 Item 27d - Reportable Transactions (continued)

                          Year ended December 31, 1997

                                                                             Current
                                                                            Value on
                                  Purchase      Selling        Cost of     Transaction    Net Gain
     Description of Assets         Price         Price          Asset         Date         (Loss)
---------------------------------------------------------------------------------------------------
Category (i) Individual transactions in excess of 5 percent of the current value of total plan assets.

AmSouth Prime Obligation Fund     $        -     $  652,578     $  652,578  $  652,578    $      -
AmSouth Prime Obligation Fund              -        919,287        919,287     919,287           -
AmSouth Prime Obligation Fund              -        923,067        923,067     923,067           -
AmSouth Prime Obligation Fund              -        919,287        919,287     919,287           -
AmSouth Prime Obligation Fund              -        914,249        914,249     914,249           -
Delaware Group Value Fund                  -      2,577,229      2,005,385   2,577,229     571,844
ML Equity Index Trust Fund         1,243,487              -      1,243,487   1,243,487           -
ML Federal Securities Trust Fund   3,434,951              -      3,434,951   3,434,951           -
ML Growth Fund                     1,243,633              -      1,243,633   1,243,633           -
Phoenix Fund                       1,468,000              -      1,468,000   1,468,000           -
Phoenix Fund                               -      3,419,050      3,049,198   3,419,050     369,582
Ruby Tuesday, Inc. common stock            -      1,295,110      1,084,095   1,295,110     211,015
Stable Value Fund                    935,721              -        935,721     935,721           -
Templeton Foreign Fund             1,243,487              -      1,243,487   1,243,487           -
Templeton Growth Fund              4,695,416              -      4,695,416   4,695,416           -
Templeton Growth Fund                      -      2,347,708      1,887,115   2,347,708     460,593

                           Morrison Health Care, Inc.
                              Salary Deferral Plan

                 Item 27d - Reportable Transactions (continued)

                          Year ended December 31, 1997

                                                                             Current
                                                                            Value on
                                  Purchase       Selling       Cost of     Transaction     Net Gain
Description of Assets              Price          Price         Asset         Date          (Loss)
----------------------------------------------------------------------------------------------------
Category  (iii) A series of securities transactions with  respect  to the same issue which amount in the aggregate to more than 5 percent  of the current value of total plan assets.

AIM Equity Constellation Fund     $ 1,392,660    $         -    $ 1,392,660  $ 1,392,660   $      -
AmSouth Prime Obligation Fund      22,391,232              -     22,391,232   22,391,232          -
AmSouth Prime Obligation Fund               -     22,625,671     22,625,671   22,625,671          -
Delaware Group Value Fund             814,466              -        814,466      814,466          -
Delaware Group Value Fund                   -      2,905,009      2,304,229    2,905,009    600,780
ML Equity Index Trust Fund          1,307,838              -      1,307,838    1,307,838          -
ML Federal Securities Trust Fund    3,631,825              -      3,631,825    3,631,825          -
ML Growth Fund                      1,390,011              -      1,390,011    1,390,011          -
Morrison Health Care, Inc.
  common stock*                     1,134,334              -      1,134,334    1,134,334          -
Phoenix Fund                        2,571,994              -      2,571,994    2,571,994          -
Phoenix Fund                                -      4,565,050      4,174,255    4,174,255    390,795
Ruby Tuesday, Inc. common stock*            -      1,723,253      1,532,007    1,723,253    191,246
Stable Value Fund                     935,721              -        935,721      935,721          -
Templeton Foreign Fund              1,431,688              -      1,431,688    1,431,688          -
Templeton Growth Fund                 829,654              -        829,654      829,654          -
Templeton Growth Fund                       -      2,655,366      2,155,960    2,655,366    499,406

*  Indicates  a party-in-interest to the Plan.
There were no category (ii) or (iv) transactions during the year ended December 31, 1997.